March 9, 2006

TO ALL MEMBERS:

PROPOSED CAPITAL RULE

The Federal Housing Finance Board (Finance Board) approved a proposed rule on March 8, 2006, that would raise the required minimum level of retained earnings, limit the amount of dividends paid until the retained earnings target is achieved, prohibit stock dividends, and restrict the amount of excess stock the 12 FHLBanks may accumulate. We believe the proposed rule could have an impact on the amount and form of dividends we could pay, and on our business activity generally.

The text of the proposed rule has not been made public. The Finance Board issued a press release on the proposed rule that may be accessed at its Web site, www.fhfb.gov. Following publication of the proposed rule in the Federal Register, the public will have a 120-day comment period. The Cincinnati FHLBank plans to review and comment on the proposed rule, and will keep members informed of new developments.

David H. Hehman

President

This notice may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.